Exhibit 99.1

Scripps reports second-quarter 2016 results

For immediate release
August 5, 2016

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the second quarter of 2016.

For the quarter, net income from continuing operations was $11.5 million or 14 cents per share. In the prior-year period, the net loss from continuing operations was $13 million or 15 cents per share, including costs associated with the Journal transaction in the prior-year period of $15.7 million after-tax.

Second-Quarter Highlights

•	Revenues from continuing operations were $228 million, up 15 percent from last year.

•	Retransmission revenue was up 46 percent in the quarter to $53.4 million. We completed a new agreement in January 2016 with Time Warner Cable covering approximately 3 million households.

•
Election-year TV political advertising was $8.4 million in the second quarter. Candidate and political action committee spending was focused in the key Scripps states of Ohio, Florida, Colorado, Nevada and Wisconsin.

•
In April, we acquired digital-media humor brand Cracked, which informs and entertains millennial audiences through its high-traffic website, mobile apps, podcast, social media and digital video. In June, we acquired popular podcast listening service Stitcher, which facilitates discovery and streaming for more than 65,000 podcasts to 8 million registered users.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“We are now halfway through a political election year that is different and historic in many ways. It’s in defining moments like these when our local television platforms demonstrate their greatest value, both through skilled storytelling and through the delivery of the candidates’ own messaging.

“More than 80 percent of our potential political revenue is still ahead of us over the next 13 weeks - with about half of our total political ad revenue projected in the fourth quarter. The second quarter started more slowly than we had anticipated, with the Democrats’ Clinton-Sanders race running out longer than most people expected and delaying the start to general-election spending. Republican Donald Trump held back spending while the Democrats duked it out. We expect a more normal pace of spending to set in now that we are through the party conventions, the traditional start of the heavy spending season.

“Of course, the presidential race is typically about 30 percent of our presidential election-year political revenue, and meanwhile, many of our U.S. Senate races continue to be highly competitive, particularly in Arizona, Florida, Indiana, Missouri, Nevada, Ohio and Wisconsin. We also have two competitive governor’s races, in Indiana and Missouri.

“The addition of Cracked in April gives us three strong national digital content brands. Cracked, a longtime humor and satire brand, has tremendous appeal with young audiences and is already well-positioned on desktop and social media outlets. Our plan is to leverage the strong over-the-top television relationships we have built with Newsy to create a second OTT channel for Cracked. Cracked and Newsy are joined by over-the-top audio leader Midroll, to round out a strategy to capture younger, organically growing audiences and others drawn by Internet-delivered content.”

Second-Quarter Operating Results
Revenues increased $29.7 million, or 15 percent, to $228 million, compared to the second quarter of 2015. The increase was primarily a result of increases in retransmission revenue, political advertising revenue and our growing digital businesses.

Retransmission revenue increased 46 percent to $53.4 million. Television division political advertising revenue was $8.4 million in 2016 compared to $2.2 million in 2015.

Costs and expenses for segments, shared services and corporate were $186 million, up from $166 million, primarily driven by expenses from higher programming fees and costs to support our digital businesses.

Second-quarter results by segment compared to prior-period amounts were:

Television
In the second quarter of 2016, revenue from our television group was $192 million, up $24.4 million or 15 percent. Retransmission revenue increased $16.9 million, and political advertising revenue was $8.4 million in the presidential election year compared to $2.2 million in 2015.

Advertising revenue broken down by category was:

•	Local, up 2.6 percent to $88.8 million (on a same-station basis, excluding the 2015 results of our divested Boise station, KNIN)

•	National, down 2.4 percent to $37.9 million (on a same-station basis)

•	Political, $8.4 million in 2016 compared to $2.2 million in 2015

Retransmission revenue was up 46 percent to $53.4 million. Core advertising was up 1.1 percent on a same-station basis.

Total segment expenses increased 13 percent to $138 million, driven by increases in programming fees tied to affiliation agreements. The expense increase also was affected by spending to increase ratings, especially in the markets where we expect the greatest presidential-election spending.

Second-quarter segment profit in the television division was $53.3 million, compared to $44.6 million in the year-ago quarter.

Radio
Revenue was $18.2 million, down from $19.4 million in the 2015 quarter. Expenses were $14.3 million compared to $14.5 million in 2015.

Segment profit in the radio division was $3.9 million in the second quarter of 2016, down from $4.9 million in the 2015 quarter.

Digital
We acquired Midroll in the third quarter of 2015 and Cracked and Stitcher in the second quarter of 2016. Digital revenue was $15.2 million, up $6.6 million from the prior period. Excluding the impact of the acquisitions, revenue increased about 20 percent.

Expenses for the digital group were $19.9 million, an increase of $6.4 million from the prior-year period. Excluding the impact of the acquisitions, expenses increased about 5 percent.

Segment loss in the digital division was $4.7 million in the second quarter of 2016, compared to $4.9 million in the 2015 quarter.

Financial condition
On June 30, cash and cash equivalents totaled $66.5 million while total debt was $397 million.

From Jan. 1 through July 29, we repurchased about 1.3 million shares at an average price of $16.88.

Looking ahead
Comparisons are to the third quarter of 2015, during which we owned the former Journal Communications for the entire period.

Third-quarter 2016
Television revenue	Up between 35-45 percent
Television expense	Up mid teens
Radio revenue	Down mid-single digits
Radio expense	Up mid-single digits
Digital revenue	Up about 50 percent
Digital expense	Up about 50 percent
Corporate and shared services	About $10 million

Based on the current election map, we believe our prior full-year political guidance of greater than $150 million is at the high end of our range, with about 10 percent of risk in that number.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit http://www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1074 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Aug. 5 until 11:59 p.m. Aug. 19. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 397637.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://www.scripps.com approximately four hours after the call, click on "investors" then "investor information," and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “THE LIST” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, Valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2016	2015	2016	2015

Operating revenues	$227,817	$198,134	$437,315	$321,157
Segment, shared services and corporate expenses	(186,250)	(166,116)	(368,450)	(284,870)
Defined benefit pension plan expense	(3,449)	(4,120)	(6,899)	(6,806)
Acquisition and related integration costs	—	(29,973)	(578)	(32,747)
Depreciation and amortization	(14,786)	(13,366)	(29,197)	(21,661)
Losses, net on disposal of property and equipment	(22)	(215)	(18)	(379)
Operating expenses	(204,507)	(213,790)	(405,142)	(346,463)
Operating income (loss)	23,310	(15,656)	32,173	(25,306)
Interest expense	(4,432)	(4,225)	(9,011)	(6,277)
Miscellaneous, net	(458)	387	(649)	(1,049)
Income (loss) from continuing operations before income taxes	18,420	(19,494)	22,513	(32,632)
(Provision) benefit for income taxes	(6,932)	6,539	(6,137)	11,562
Income (loss) from continuing operations	11,488	(12,955)	16,376	(21,070)
Loss from discontinued operations, net of tax	—	(18,448)	—	(15,432)
Net income (loss)	$11,488	$(31,403)	$16,376	$(36,502)
Net income (loss) per basic share of common stock:
Income (loss) from continuing operations	$0.14	$(0.15)	$0.19	$(0.30)
Loss from discontinued operations	—	(0.22)	—	(0.22)
Net income (loss) per basic share of common stock	$0.14	$(0.37)	$0.19	$(0.52)

Weighted average basic shares outstanding	83,773	83,903	83,869	70,692
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big-four affiliated stations. We also own five Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local, national and political advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of national digital businesses such as Newsy, an over-the-top ("OTT") video news service, Cracked, the multi-platform humor and satire brand, and Midroll, a podcast industry leader. Our digital operations earn revenue primarily through the sale of advertising and marketing services.

Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Television	$191,745	$167,394	14.5%	$371,649	$281,612	32.0%
Radio	18,183	19,413	(6.3)%	32,786	19,413	68.9%
Digital	15,207	8,602	76.8%	27,533	14,837	85.6%
Syndication and other	2,682	2,725	(1.6)%	5,347	5,295	1.0%
Total operating revenues	$227,817	$198,134	15.0%	$437,315	$321,157	36.2%

Segment profit (loss):
Television	$53,298	$44,596	19.5%	$94,985	$66,650	42.5%
Radio	3,903	4,908	(20.5)%	6,046	4,908	23.2%
Digital	(4,715)	(4,917)	(4.1)%	(7,848)	(9,571)	(18.0)%
Syndication and other	(1,045)	(1,062)	(1.6)%	(152)	(657)	(76.9)%
Shared services and corporate	(9,874)	(11,507)	(14.2)%	(24,166)	(25,043)	(3.5)%
Defined benefit pension plan expense	(3,449)	(4,120)		(6,899)	(6,806)
Acquisition and related integration costs	—	(29,973)		(578)	(32,747)
Depreciation and amortization	(14,786)	(13,366)		(29,197)	(21,661)
Losses, net on disposal of property and equipment	(22)	(215)		(18)	(379)
Interest expense	(4,432)	(4,225)		(9,011)	(6,277)
Miscellaneous, net	(458)	387		(649)	(1,049)
Income (loss) from continuing operations before income taxes	$18,420	$(19,494)		$22,513	$(32,632)

Operating revenues for our television segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Local	$88,812	$87,277	1.8%	$169,069	$146,032	15.8%
National	37,904	39,027	(2.9)%	71,349	64,629	10.4%
Political	8,449	2,221		17,709	2,721
Retransmission	53,433	36,495	46.4%	107,047	64,413	66.2%
Other	3,147	2,374	32.6%	6,475	3,817	69.6%
Total operating revenues	$191,745	$167,394	14.5%	$371,649	$281,612	32.0%
Operating revenues for our radio segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Advertising	$17,568	$18,641	(5.8)%	$31,690	$18,641	70.0%
Other	615	772	(20.3)%	1,096	772	42.0%
Total operating revenues	$18,183	$19,413		$32,786	$19,413

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2016	As of December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$66,479	$108,061
Other current assets	211,104	194,569
Total current assets	277,583	302,630
Investments	14,840	13,856
Property and equipment	263,696	271,047
Goodwill	617,080	585,787
Other intangible assets	479,773	479,187
Deferred income taxes	20,698	13,640
Miscellaneous	13,619	14,713
TOTAL ASSETS	$1,687,289	$1,680,860

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,024	$31,606
Customer deposits and unearned revenue	7,297	8,508
Current portion of long-term debt	6,656	6,656
Accrued expenses and other current liabilities	61,882	73,053
Total current liabilities	104,859	119,823
Long-term debt (less current portion)	390,825	392,487
Other liabilities (less current portion)	267,204	267,567
Total equity	924,401	900,983
TOTAL LIABILITIES AND EQUITY	$1,687,289	$1,680,860

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations	$11,488	$(12,955)	$16,376	$(21,070)
Less income allocated to RSUs	(159)	—	(203)	—
Numerator for basic and diluted earnings per share	$11,329	$(12,955)	$16,173	$(21,070)
Denominator
Basic weighted-average shares outstanding	83,773	83,903	83,869	70,692
Effective of dilutive securities:
Stock options held by employees and directors	278	—	315	—
Diluted weighted-average shares outstanding	84,051	83,903	84,184	70,692